UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):  June 12, 2009

IRIS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11181 (Commission File Number)	94-2579751 (I.R.S. Employer Identification No.)

9172 Eton Avenue
Chatsworth, CA 91311
(Address of Principal Executive Offices/Zip Code)

(818) 709-1244
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.     Other Events

On June 12, 2009, César M. Garcia, the Chairman, President and Chief Executive Officer of IRIS International, Inc. (the “Company”), sold 15,000 common shares through a broker not affiliated with the Company pursuant to a written stock sales plan (the “Plan”) entered into in May 2009 in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding securities transactions.

In addition to this sale, under the Plan, a broker not affiliated with the Company will also exercise up to 60,000 options that are scheduled to expire in 2009 and to sell the stock acquired through the exercise of such options, assuming certain price targets are reached over a six month period ending December 10, 2009. The number of shares to be sold under the Plan will be made at specific market prices and subject to specific limitations. Exercise of the options and sales of stock pursuant to the Plan will continue under the terms and conditions of the Plan until its termination or until all the options are exercised and the acquired stock is sold or until the options expire on December 10, 2009, whichever first occurs. All these options are exercisable at $8.73 per share, the fair market value on the date of grant.

The shares are being sold to cover taxes resulting from the issuance of shares to Mr. Garcia in connection with his exercise of stock options in September 2008 when the price per share of the Company’s common stock was $17.95, and his expected exercise of additional stock options during 2009, in each case prior to the expiration of the underlying stock option during such year.

Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period. Additionally, insiders can gradually diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold stock.

Acquisition of stock through exercise of the options and specific sales transactions under the Plan will be disclosed publicly as required by applicable securities laws.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2009	IRIS INTERNATIONAL, INC. By: /s/ Peter L. Donato Peter L. Donato, Chief Financial Officer

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